UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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VOLITIONRX LIMITED

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Explanatory Note:  On June 16, 2020, VolitionRx Limited issued a letter to shareholders and made the letter available on the Investor Relations page of its website at https://ir.volition.com/shareholders-letters.  The contents found at Volition’s website address are not incorporated by reference into this document and should not be considered part of this document.  The addresses for Volition’s website are included in this document as inactive textual references only.

June 16, 2020

Dear shareholders,

I wanted to write today to address some recent public commentary regarding our strategy and governance.

Let me start by saying that Volition’s Board of Directors and management encourage and maintain an open dialogue with our shareholders and welcome the perspectives of all stakeholders. We regularly evaluate their suggestions and proposals and we are open to considering all avenues that maximize long-term value for our shareholders. We will continue to assess opportunities and take actions to achieve this important objective.

Our stated strategy has always been to build a platform of low-cost routine diagnostic blood tests that allow us to save lives by revolutionizing the way cancer and other diseases are diagnosed throughout the world. We believe our extensive intellectual property portfolio, which includes coverage of human in addition to veterinary applications, stands to create significant value for Volition and its stakeholders by capturing a large market opportunity and addressing greatly unmet needs.

As we mentioned recently during our first quarter 2020 earnings announcement, we have made very strong progress in executing on our strategy and in strengthening our balance sheet. From the end of 2018 to the end of 2019, we grew cash and cash equivalents to $17 million from $13.4 million. As previously announced, in May 2020 we closed an underwritten public offering of our common stock resulting in total gross proceeds of $13.8 million, before deducting underwriting discounts, commissions and estimated offering expenses payable by Volition. This included strong support from a range of existing, as well as new investors. We continue to manage our cash carefully to ensure a strong cash position to support continued product development, clinical studies and strategic investments and acquisitions that we believe position us to meet our key 2020 milestones.

Volition has continued to make significant advancements in its assay and platform development, including with respect to its Nu.Q™ Capture program and epigenetic toolkit and Nu.Q™ Vet in collaboration with Texas A&M University. As a result, we remain on track to execute on the following targets in 2020 and beyond, including advancing trials and the launch of our first product, furthering us on the path towards revenue generation, and showing the great adaptability of our Nu.Q™ platform:

•Complete further clinical studies for Nu.Q™ Vet with the aim of launching our first product in 2020;

•Release a range of clinical data with new optimized bead-based assays in blood, lung, colorectal and other cancers;

•Advance our previously announced large-scale colorectal and lung cancer trials in Europe, Asia and the U.S.;

•Advance the development of Nu.Q™ Capture by determining the level of discrimination of tumor associated nucleosomes using mass spectrometry and/or sequencing;

•Announce patient data demonstrating the wide utility of our epigenetic toolbox;

•Publish several abstracts and peer reviewed scientific papers with clinical results as well as show the robustness and utility of our Nu.QTM platform; and

•Assess the utility of our Nu.Q™ platform as a prognostic marker for COVID-19.

Given these advancements, the Volition Board and management team remain confident in the company’s growth strategy and its near- and long-term potential to deliver value for all shareholders. While we have more work to do on our clinical trials, results continue to affirm our thesis and we believe that the company remains on the path to long-term value creation.

In addition to the strategy of the company, let me quickly address the governance of our company. Our board is comprised of six highly qualified leaders with expertise in clinical research, financial accounting, management and product development, among other areas, with significant equity stakes in the company. We feel strongly that this group brings the right mix of experience and insight to oversee the company as it executes its business strategy. The board fully supports the Chief Executive Officer, Cameron Reynolds, and the whole management team. The board and management are also actively looking to recruit sales and product professionals worldwide to help drive the commercialization of our Nu.Q™ platform.

As part of our annual meeting, we have put forth reasonable proposals to alter our governance structure that we believe would benefit all shareholders. For example, our proposal for a classified board of directors aims to provide stability and continuity over the long-term as we move through these important clinical trials. This structure also helps strengthen the board’s ability to negotiate with interested acquirers, giving the board important leverage in negotiations to maximize shareholder value. Additionally, our proposal regarding an increase in authorized shares under our stock incentive plan positions us to preserve cash as we seek to retain and motivate talent that is critical to our ability to execute on our strategy and offers them the potential to participate in our future performance.

Engagement with Cotterford Company Limited

I want to close with a few brief comments about the recent letter from Cotterford Company Limited. Our focus is to engage with our shareholders in a private and constructive manner, so we were disappointed to see this letter after months of focused conversations. As a large investor in Volition, we are pleased to share a continued belief in the core value of our platform. This shared belief in Volition is a key reason why we were happy to consider appropriate board representation for Cotterford.

We, as always, remain committed to engaging constructively with Cotterford and all of our shareholders.

Thank you for your continued support of Volition.

Best,

Dr. Martin C Faulkes

Executive Chairman

VolitionRx Limited

Forward-Looking Statements

This letter may contain forward-looking statements that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements.  Words such as “expects,” “anticipates,” “intends,” “plans,” “aims,” “targets,” “believes,” “seeks,” “estimates,” “optimizing,” “potential,” “goal,” “suggests,” “could,” “would,” “should,” “may,” “will” and similar expressions identify forward-looking statements. These forward-looking statements relate to the timing, completion and delivery of data from clinical studies, the effectiveness of Volition's blood-based diagnostic and prognostic tests as well as Volition's ability to develop and successfully commercialize such test platforms for early detection of cancer and other diseases. Volition's actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties, including, without limitation, results of studies testing the efficacy of its tests. Other risks and uncertainties include Volition's failure to obtain necessary regulatory clearances or approvals to distribute and market future products; a failure by the marketplace to accept the products in Volition's development pipeline or any other diagnostic or prognostic products Volition might develop; Volition's failure to secure adequate intellectual property protection; Volition will face fierce competition and Volition's intended products may become obsolete due to the highly competitive nature of the diagnostics market and its rapid technological change; downturns in domestic and foreign economies; and other risks identified in Volition's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as other documents that Volition files with the Securities and Exchange Commission.  These statements are based on current expectations, estimates and projections about Volition's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are made as of the date of this letter, and, except as required by law, Volition does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

Nu.QTM and its logos are trademarks and/or service marks of VolitionRx Limited and its subsidiaries. Additionally, all references to “$” refer to the legal currency of the United States of America.

VolitionRx Ltd
13215 Bee Cave Parkway, Galleria Oaks B Suite 125, Austin, TX 78738 United States of America
https://volition.com